EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the date last signed below and is effective as of the 19th day of June 2023 (the “Effective Date”), between Doc.com Inc, a Delaware corporation, whose principal place of business is 685 Hopewell Glastonbury Rd, Connecticut, 06073, USA, (the “Company”) and Jamie Freed, an individual whose address is 1331 Belfast drive. Los Angeles, Ca 90069 (the “Executive”). This agreement supersedes any and all previous employment agreements as of the effective date.

RECITALS

A.The Company is a Delaware corporation and is principally engaged in the provision of telehealth services and the administration and distribution of highly sought-after pharmaceuticals as well as epidemiological analytics with machine learning and blockchain technology. (the “Business”).

B.The Executive has extensive experience in PR and marketing.

C.The Company desires to employ the Executive and the Executive desires to be employed by the Company.

D.The parties agree that a covenant not to compete is essential to the growth and stability of the Business of the Company.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1.Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2.Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.Authority and Power During Employment Period.

a.Duties and Responsibilities. During the term of this Agreement, the Executive shall serve as the Marketing and Communications Director for the Company and shall have general executive operating supervision over the marketing and public relations departments of the Company, its subsidiaries and divisions, including budgetary authority and the authority to hire and fire department members, subject to the guidelines and direction of the Board of Directors of the Company.

b.Time Devoted. Throughout the term of the Agreement, the Executive shall devote most of the Executive’s business time and attention to the business and affairs of the Company consistent with the Executive’s position with the Company.

4.Term. The Term of employment hereunder will commence on the date as set forth above and terminate in three (3) years from the Effective Date, and such term shall automatically be extended for a one (1) year term thereafter at the request of the Company. For purposes of this Agreement, the Term (the “Term”) shall include the initial term and all renewals thereof.

5.Compensation and Benefits.

a.Salary and Restricted Stock Grant. The Executive shall be paid a base salary (the “Base Salary”) at an annual rate of $300,000 US dollars only, beginning on the Effective Date of the Company listing on a major stock exchange, and shall additionally be paid Variable Pay as may be decided by the Company from time to time depending on the executive performance and the company’s performance basis. In addition, a restricted stock grant of fully vested 4,000,000 Class A common shares shall be issued to the Executive within thirty (30) days hereof at a per share price of $0.000001.

b.Performance Based Bonus. As additional compensation, the Executive shall be entitled to receive a bonus (“Bonus”) for each fiscal year during the Term of the Executive’s employment by the Company in an amount determined by the compensation committee and paid in either stock, stock options and or cash.

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c.Restricted Stock and Options Vesting. An additional 4,000,000 shares shall be granted to Executive within thirty (30) days hereof at a per share price of $0.000001, subject to vesting quarterly over the next three (3) years, beginning on the Effective Date of the Company listing on a major stock exchange. In addition, options will be issued to the employee as approved by the compensation committee each year.

d.Executive Benefits. The Executive shall be entitled to participate in benefit programs of the Company when available.

e.Vacation. During each fiscal year of the Company, the Executive shall be entitled to four (4) weeks paid-time-off per year as defined in the Company’s employee handbook.

f.Business Expense Reimbursement. During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder, provided the Executive properly accounts therefore.

6.Consequences of Termination of Employment.

a.Death. In the event of the death of the Executive during the Term, salary and earned bonus shall be paid to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive until the date of death. Other death benefits will be determined in accordance with the terms of the Company’s benefit programs and plans.

b.Disability.

(1)In the event of the Executive’s disability, as hereinafter defined, the Executive shall be entitled to compensation in accordance with the Company’s disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive’s salary for a period, at the annual rate in effect immediately prior to the commencement of disability, of five (5) days from the date on which the disability has been deemed to occur as hereinafter provided below. Any amounts provided for in this Section 6(b) shall be offset by other long-term disability benefits provided to the Executive by the Company.

(2)“Disability,” for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Executive is unable by reason of sickness or accident to perform the Executive’s duties under this Agreement for thirty

(30) consecutive days in any twelve-month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

Anything herein to the contrary notwithstanding, if, following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant to the Company, any salary, annual incentive payments or other benefits earned by the Executive from such reemployment shall offset any salary continuation due to the Executive hereunder commencing with the date of re-employment.

c.Termination by the Company for Cause.

1-Nothing herein shall prevent the Company from terminating Employment for “Cause,” as hereinafter defined. The Executive shall continue to receive salary only for the period ending twenty (20) days after the date of such termination plus any accrued Bonus through such date of termination. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

2-“Cause” shall mean and include those actions or events specified below in subsections (A) through (G)

to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) Committing or participating in an injurious act of fraud, gross neglect or embezzlement against the

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Company; (B) committing or participating in any other injurious act or omission in a manner which was negligent against the Company, monetarily or otherwise; (C) being convicted of engaging in a criminal enterprise involving moral turpitude; (D) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof; (E) any assignment of this Agreement by the Executive in violation of Section 14 of this Agreement; (F) continued failure to discharge material duties under this Agreement; or (G) general continued and material failure to satisfy Board of Directors or President as to performance of written duties. No actions, events or circumstances occurring or taking place at any time prior to the date of this Agreement shall in any event constitute or provide any basis for any termination of this Agreement for Cause;

3-Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a ten (10) day period to cure such conduct, if possible.

d.Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(c) above, the Company may terminate this Agreement upon giving three (3) months’ prior written notice. During such three (3) month period, the Executive shall continue to perform the Executive’s duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement. After the three (3) month the company will continue to pay the Executive his salary for the lesser of twelve (12) months or the remainder of this agreement. All granted options vest immediately upon termination other than cause.

e.Voluntary Termination. In the event the Executive terminates the Executive’s employment on the Executive’s own volition (except as provided in Section 6(f) and/or Section 6(g)) prior to the expiration of the Term of this Agreement, including any renewals thereof, Executive shall be limited to salary, vested options and earned bonus to date of voluntary termination. The Executive will be expected to give ample notice of termination to allow the company a transition period to the new executive.

f.Termination Following a Change of Control.

1-In the event that a “Change in Control” of the Company shall occur at any time during the Term hereof, the Executive shall have the right to terminate the Executive’s employment under this Agreement upon thirty (30) days written notice given at any time within one year after the occurrence of such event, and such termination of the Executive’s employment with the Company pursuant to this Section 6(g)(1), and, in any such event, Executive shall be entitled to (A) vesting of all options; and (B) payment of remaining salary and benefits for the greater of the Term of contract at salary or one year.

2-For purposes of this Agreement, a “Change in Control” of the Company shall mean a change in control (A) as set forth in Section 280G of the Internal Revenue Code or (B) of a nature that would be required to be reported in response to Item 1 of the current report on Form 253g or Form 8K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as:

(A)any “person”, other than the Executive, (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then having the right to vote at elections of directors; or,

(B)There is a failure to elect three or more (or such number of directors as would constitute a majority of the Board of Directors) candidates nominated by management of the Company to the Board of Directors; or

(C)The individuals who at the commencement date of the Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of the Agreement; or

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(D)the business of the Company for which the Executive’s services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

Anything herein to the contrary notwithstanding, this Section 6(g)(2) will not apply where the Executive gives the Executive’s explicit written waiver stating that for the purposes of this Section 6(g)(2) a Change in Control shall not be deemed to have occurred. The Executive’s participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

7.Covenant Not to Compete and Non-Disclosure of Information.

a.Covenant Not to Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill, continued patronage, and specifically the names and addresses of the Company’s Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, in the event the Executive’s employment is terminated by reason of disability pursuant to Section 6(b) or for Cause pursuant to Section 6(c), then the Executive agrees to the following:

That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor or agent.

That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company’s Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b.Non-Disclosure of Information. In the event Executive’s employment has been terminated pursuant to either Section 6(b) or Section 6(c) hereof, Executive agrees that, during the Restricted Period, Executive will not use or disclose any Proprietary Information of the Company for the Executive’s own purposes or for the benefit of any entity engaged in Competitive Business Activities. As used herein, the term “Proprietary Information” shall mean trade secrets or confidential proprietary information of the Company which are material to the conduct of the business of the Company. No information can be considered Proprietary Information unless the same is a unique process or method material to the conduct of Company’s Business, or is a customer list or similar list of persons engaged in business activities with Company, or if the same is otherwise in the public domain or is required to be disclosed by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirement. Executive further agrees that in the event his employment is terminated pursuant to Sections 6(b) or 6(c) above, all Documents in his possession at the time of his termination shall be returned to the Company at the Company’s principal place of business.

c.Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.Company’s Clients. The “Company’s Clients” shall be deemed to be any partnerships, corporations, professional associations or other business organizations for whom the Company has performed Business Activities.

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e.Restrictive Period. The “Restrictive Period” shall be deemed to be twelve (12) months following termination of this Agreement pursuant to Sections 6(b) or 6(c) of this Agreement.

f.Competitive Business Activities. The term “Competitive Business Activities” as used herein shall be deemed to mean the Business.

g.Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

h.Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Executive’s employment with the Company.

i.Remedies.

The Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7(a) or (b), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.Indemnification.

a.The Executive shall continue to be covered by the Articles of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Executive’s employment with the Company, subject to all the provisions of Delaware and Federal law and the Articles of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys’ fees that may be covered by the Articles of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company’s Articles of Incorporation and Delaware law. To the extent that any such payments by the Company pursuant to the Company’s Articles of Incorporation and/or Bylaws may be subject to repayment by the Executive pursuant to the provisions of the Company’s Articles of Incorporation or Bylaws, or pursuant to Delaware or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company’s affairs for the period prior to the date of termination of the Executive’s employment with the Company and as to which Executive has been covered by such applicable provisions.

b.The Company specifically acknowledges and agrees that the Executive has personally guaranteed certain obligations on behalf of the Company and further that the Executive is personally liable for certain obligations of the Company. The Company shall indemnify and hold the Executive harmless from any and all obligations that the Executive may incur, including, without limitation, costs and attorneys fees in connection with such guaranties or personal liabilities. Any costs or expenses that may be incurred by the Executive in connection with such liabilities or

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guaranties shall be reimbursed to the Executive, upon receipt by the Company of documented evidence of such liabilities, within three (3) business days of the receipt of such documented evidence.

9.Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10.Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive’s last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11.Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14.Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.

15.Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Delaware and shall be governed and construed under and in accordance with the laws of the State of Delaware. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

16.Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19.Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.

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21.Venue. Company and Employee acknowledge and agree that the Manhattan, New York, NY courts (or its successor) shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22.Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS ENTIRE AGREEMENT, HAS HAD THE OPPORTUNITY TO DISCUSS THIS WITH HIS COUNSEL AND FURTHER ACKNOWLEDGES THAT HE UNDERSTANDS THE RESTRICTIONS, TERMS AND CONDITIONS IMPOSED UPON THE EXECUTIVE BY THIS AGREEMENT AND UNDERSTANDS THAT THESE RESTRICTIONS, TERMS AND CONDITIONS MAY BE BINDING UPON THE EXECUTIVE DURING AND AFTER TERMINATION OF THE EMPLOYMENT OF THE EXECUTIVE.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

The Executive: By: Jamie Freed

/s/ Date:

7/25/2023

Chief Executive Officer Charles Nader

/s/

7/25/2023

Date: